Exhibit 99.1

                Global Partners LP Reports Financial
                   Results for Third Quarter 2007

    WALTHAM, Mass.--(BUSINESS WIRE)--Nov. 8, 2007--Global Partners LP (NYSE:GLP) today reported financial results for the third quarter ended September 30, 2007.

    Financial Results for the Three Months Ended September 30, 2007
and 2006

    Net income for the third quarter of 2007 was $2.5 million, or $0.19 per diluted limited partner unit, compared with $6.2 million, or $0.53 per diluted limited partner unit, for the same period in 2006. The partnership had approximately 13.1 million and 11.3 million weighted average limited partner units outstanding (basic and diluted) for the three months ended September 30, 2007 and 2006, respectively.

    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended September 30, 2007 was $9.9 million compared with $10.9 million for the same period in 2006.

    Distributable cash flow for the third quarter of 2007 was $4.5 million compared with $6.7 million for the third quarter of 2006.

    "We posted third-quarter results that were in line with our expectations," said Eric Slifka, president and chief executive officer of Global Partners. "Product volumes increased 50% during the quarter, primarily reflecting our acquisition of refined products terminals earlier this year from ExxonMobil, and these assets are performing on plan. As previously discussed, in last year's third quarter we benefited from temporary market inefficiencies associated with ethanol and other specialty fuels that resulted in approximately $4.0 million of additional net income. From a margin perspective, the broad mix of products sold during the quarter enabled us to offset a challenging gasoline pricing environment," said Slifka. "In particular, we delivered an exceptional third quarter in our distillates business."

    Sales for the three months ended September 30, 2007 increased to $1.6 billion from $995.8 million for the same period in 2006. Wholesale segment sales were $1.5 billion in the third quarter of 2007 compared with $927.7 million in the same period in 2006. Commercial segment sales were $58.5 million for the third quarter of 2007 compared with $68.1 million in 2006. Combined gross profit was $23.9 million in the third quarter of 2007 versus $25.7 million in the third quarter of 2006.

    Financial Results for the Nine Months Ended September 30, 2007 and
2006

    For the nine months ended September 30, 2007, net income was $36.0 million, or $0.66 per diluted limited partner unit, compared with $22.4 million, or $1.68 per diluted limited partner unit, for the same period in 2006. The partnership had approximately 12.2 million and
11.3 million weighted average limited partner units outstanding (basic and diluted) for the nine months ended September 30, 2007 and 2006, respectively. Net income for the first nine months of 2007 includes one-time gains of $14.1 million from Global Partners' sale of its investment in NYMEX Holdings, Inc. and related NYMEX seats. Net income as adjusted for one-time gains was $21.9 million for the first nine months of 2007 compared with $22.4 million in the same period in 2006.

    EBITDA for the first nine months of 2007 was $53.4 million compared with $34.3 million for the nine months ended September 30, 2006. Adjusted EBITDA, which excludes the one-time NYMEX-related gains, was $39.3 million for the first nine months of 2007, up from $34.3 million for the same period in 2006.

    Distributable cash flow for the nine-month period of 2007 was $25.4 million compared with $24.5 million for the first nine months of 2006.

    Sales for the first nine months of 2007 increased to $4.6 billion from $3.4 billion for the first nine months of 2006. Wholesale segment sales were $4.3 billion for the first nine months of 2007 compared with $3.1 billion in the same period in 2006. Commercial segment sales were $271.0 million in the first nine months of 2007 compared with $302.7 million in the comparable period of 2006. Combined gross profit was $87.8 million through the first nine months of 2007 compared with $78.6 million through the first nine months of 2006.

    Net income as adjusted for one-time gains, adjusted net income per diluted limited partner unit, EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2007 and 2006.

    Recent Highlights:

    -- The partnership increased its quarterly cash distribution to $0.4800 per unit ($1.92 per unit on an annualized basis) for the period from July 1, 2007 through September 30, 2007. The distribution represents an increase of 7.9% over the quarterly distribution of $0.4450 paid in November 2006 and an increase of approximately 1.6% over the quarterly distribution of $0.4725 paid in August 2007.

    -- Global Partners signed an agreement to acquire two Long Island refined products terminals from ExxonMobil. Located in Inwood and Glenwood Landing, New York, the terminals have a combined storage capacity of 430,000 barrels. The transaction is expected to close in the fourth quarter of 2007.

    -- Global Partners this month is bringing back into service approximately 145,000 barrels of previously idle refined products storage capacity at its Burlington, Vermont terminal.

    "The high-quality strategic assets we have acquired from ExxonMobil in 2007 position us for continued growth in the quarters ahead," Slifka said. "Our completed and pending acquisitions from ExxonMobil, together with the capacity being added in Burlington, increase our terminal network by almost 1.9 million barrels, enabling Global Partners to continue to expand its share and prominence in key Northeast markets."

    Financial Results Conference Call

    Management will review Global Partners' third-quarter 2007 financial results in a teleconference call for analysts and investors at 10:00 a.m. ET today.

    Time: 10:00 a.m. ET

    Dial-in numbers: (877) 741-4245 (U.S. and Canada)

    (719) 325-4822 (International)

    Five-day replay: (888) 203-1112 (U.S. and Canada)

    (719) 457-0820 (International)

    Conference code: 1153294 (Required for replay only)

    The call also will be webcast live and archived on the Global
Partners' website, www.globalp.com.

    Use of Non-GAAP Financial Measures

    Global Partners uses adjusted net income per diluted limited partner unit to measure its per unit financial performance. Adjusted net income per diluted limited partner unit, as presented in the table below, is defined as net income after adding back the theoretical amount allocated to Global Partners' general partner interest as provided under Emerging Issues Task Force 03-06 ("EITF 03-06") and a non-cash reduction in net income available to limited partners under EITF 98-05, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" (EITF 98-05), divided by the weighted average number of outstanding diluted limited partner units during the period. Net income per diluted limited partner unit as dictated by EITF 03-06 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The limited partnership agreement of Global Partners does not provide for the quarterly distribution of net income; rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the business. Accordingly, the distributions the partnership has paid historically and will pay in future periods are not impacted by net income per diluted limited partner unit as dictated by EITF 03-06. The non-cash reduction under EITF 98-05 is the result of accounting for the sale of Class B units on May 9, 2007. Although EITF 98-05 affects net income available to limited partners, it does not affect net income or distributable cash flow to limited partners, nor does it affect total unitholders equity. Adjusted net income per diluted limited partner unit is a non-GAAP financial measure and should not be considered as an alternative to net income per diluted limited partner unit or any other measure of financial performance presented in accordance with GAAP. In addition, adjusted net income per diluted limited partner unit may not be comparable to the adjusted net income per diluted limited partner unit or similarly titled measure of other companies.

    EBITDA, adjusted EBITDA and net income as adjusted for one-time gains are used as supplemental financial measures by management and external users of the partnership's financial statements to assess its: compliance with certain financial covenants included in its debt agreements; financial performance without regard to financing methods, capital structure, income taxes or historical cost basis; ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners; operating performance and return on invested capital as compared to those of other companies in the wholesale marketing and distribution of refined petroleum products business, without regard to financing methods and capital structure; and the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities. Adjusted EBITDA and net income as adjusted for one-time gains for the nine months ended September 30, 2007 reflect the exclusion of the $14.1 million gain on investment in the first quarter of 2007. EBITDA, adjusted EBITDA and net income as adjusted for one-time gains are not calculated or presented in accordance with GAAP. EBITDA, adjusted EBITDA and net income as adjusted for one-time gains should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, adjusted EBITDA and net income as adjusted for one-time gains exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA, adjusted EBITDA and net income as adjusted for one-time gains as presented below may not be comparable to similarly titled measures of other companies.

    Distributable cash flow also is an important non-GAAP financial measure for limited partners of Global Partners since it serves as an indicator of the partnership's success in providing a cash return on their investment. Specifically, this financial measure indicates to investors whether or not Global Partners is generating cash flow at a level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow for the nine months ended September 30, 2007 reflects the exclusion of the $14.1 million gain on investment in the first quarter of 2007. Distributable cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. In addition, the distributable cash flow of Global Partners may not be comparable to similarly titled measures of other companies.

    About Global Partners LP

    Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500(R) company, trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

    Safe Harbor Statement

    This news release contains certain "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including "will," "may," "believe," "expect," "anticipate," "estimate," "continue" or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP's ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP's Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and subsequent filings the partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per unit data)
(Unaudited)

                          Three Months Ended      Nine Months Ended
                             September 30,          September 30,
                         --------------------- -----------------------
                            2007       2006       2007        2006
                         ----------- --------- ----------- -----------

Sales                    $1,598,461  $995,834  $4,555,727  $3,378,210
Cost of sales             1,574,514   970,113   4,467,906   3,299,628
                          ----------  --------  ----------  ----------
Gross profit                 23,947    25,721      87,821      78,582

Costs and operating
 expenses:
  Selling, general and
   administrative
   expenses                   9,476    10,292      34,340      30,636
  Operating expenses          6,939     5,336      19,139      16,153
  Amortization expenses         388       358       1,104       1,170
                          ----------  --------  ----------  ----------
    Total costs and
     operating expenses      16,803    15,986      54,583      47,959
                          ----------  --------  ----------  ----------

Operating income              7,144     9,735      33,238      30,623

Interest expense             (4,614)   (3,414)    (10,453)     (7,520)
Other income                      -         8           -         364
Gain on sale of
 investment                       -         -      14,118           -
                          ----------  --------  ----------  ----------

Income before income tax
 expense                      2,530     6,329      36,903      23,467

Income tax expense                -       (95)       (888)     (1,065)
                          ----------  --------  ----------  ----------

Net income               $    2,530  $  6,234  $   36,015  $   22,402
                          ==========  ========  ==========  ==========

Less:
  General partner's
   interest in net
   income(1)                    (44)     (125)       (712)       (449)
                          ----------  --------  ----------  ----------
  Limited partners'
   interest in net
   income                $    2,486  $  6,109  $   35,303  $   21,953
                          ==========  ========  ==========  ==========

Net income per limited
 partner unit, basic and
 diluted(2)(3)(4)        $     0.19  $   0.53  $     0.66  $     1.68
                          ==========  ========  ==========  ==========


Weighted average limited
 partners' units
 outstanding, basic and
 diluted                     13,071    11,285      12,233      11,285
                          ==========  ========  ==========  ==========


(1) Calculation includes the effect of the private placement of Class B units on May 9, 2007 and, as a result, the general partner interest was 1.73% for the three months ended September 30, 2007 and, based on a weighted average, 1.99% for the nine months ended September 30, 2007. For the three and nine months ended September 30, 2006, the general partner interest was 2%.

(2) Under the provisions of EITF 03-06, "Participating Securities and the Two-Class Method under FASB Statement No. 128," net income per limited partner unit for the nine months ended September 30, 2007 and for the three and nine months ended September 30, 2006 assumes a theoretical distribution of earnings. Although this theoretical calculation provided by EITF 03-06 does not impact the Partnership's overall net income, it does reduce the Partnership's net income per limited partner unit for these periods. EITF 03-06 does not impact the net income per limited partner unit calculation for the three months ended September 30, 2007 because the Partnership's net income did not exceed its distribution for this period.

(3) In connection with the private placement of Class B units, the Partnership was required to take into account the effect of EITF 98-05, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." As a result, a non-cash reduction in net income available to limited partners was recorded for the nine months ended September 30, 2007 because the fair value of the Partnership's common units on May 9, 2007 (the date on which the Class B units were issued) was greater than the purchase price of the Class B units which was established at the time of the execution of the Unit Purchase Agreement on March 14, 2007. Although EITF 98-05 affects net income available to limited partners, it does not affect net income nor does it affect total unitholders' equity.

(4) Calculation includes the weighted average effect of the private placement of Class B units which were converted to common units for the nine months ended September 30, 2007. Per unit data is calculated on a quarterly basis pursuant to EITF 03-06; therefore, per unit data for the nine months ended September 30, 2007 and 2006 equals the sum of the respective first three quarters.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)


                                           September 30,  December 31,
                                               2007           2006
                                           -------------  ------------
Assets
Current assets:
  Cash and cash equivalents                $       2,928  $      3,861
  Accounts receivable, net                       333,361       202,580
  Accounts receivable - affiliates                 4,594         1,988
  Inventories                                    379,174       288,067
  Available for sale securities                        -        13,913
  Brokerage margin deposits                        9,462           625
  Fair value of forward fixed contracts            1,377        66,115
  Prepaid expenses and other current
   assets                                         13,920        18,924
                                            ------------   -----------
    Total current assets                         744,816       596,073

Property and equipment, net                      141,808        31,657
Intangible assets, net                             8,507         9,076
Other assets                                       7,506         2,081
                                            ------------   -----------

    Total assets                           $     902,637  $    638,887
                                            ============   ===========


Liabilities and partners' equity
Current liabilities:
  Accounts payable                         $     300,641  $    222,034
  Revolving line of credit - current
   portion                                       232,400       188,700
  Notes payable, other - current portion           1,321           319
  Environmental liabilities - current
   portion                                           500             -
  Accrued expenses and other current
   liabilities                                    50,421        35,573
  Income taxes payable                                 -         1,164
  Obligations on forward fixed contracts
   and other derivatives                          24,487             -
                                            ------------   -----------
    Total current liabilities                    609,770       447,790

Revolving line of credit - less current
 portion                                         122,000        82,000
Notes payable, other - less current
 portion                                               -         1,239
Environmental liabilities - less current
 portion                                           7,500             -
Accrued pension benefit cost                       3,284         3,170
Deferred compensation                              1,435         1,429
Other long-term liabilities                          234            20
                                            ------------   -----------
    Total liabilities                            744,223       535,648

Partners' equity                                 158,414       103,239
                                            ------------   -----------

    Total liabilities and partners' equity $     902,637  $    638,887
                                            ============   ===========


GLOBAL PARTNERS LP
Financial Reconciliations
(In thousands, except per unit data)
(Unaudited)

                               Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                              -------------------- -------------------
                                 2007      2006      2007      2006
                              ---------- --------- --------- ---------
Table 1 - Reconciliation of
 net income to net income as
 adjusted for one-time gains
-----------------------------

Net income                    $   2,530  $  6,234  $ 36,015  $ 22,402

Gain on sale of investment            -         -   (14,118)        -
                               ---------  --------  --------  --------

Net income as adjusted for
 one-time gains               $   2,530  $  6,234  $ 21,897  $ 22,402
                               =========  ========  ========  ========


Table 2 - Reconciliation of
 net income per diluted
 limited partner unit to
 adjusted net income per
 diluted limited partner unit
-----------------------------

Net income per diluted
 limited partner unit under
 EITF 03-06 and EITF 98-05    $    0.19  $   0.53  $   0.66  $   1.68

Dilutive impact of
 theoretical distribution of
 earnings under EITF 03-06            -      0.01      1.10      0.27

Dilutive impact of non-cash
 reduction under EITF 98-05           -         -      1.33         -
                               ---------  --------  --------  --------

Adjusted net income per
 diluted limited partner unit $    0.19  $   0.54  $   3.09  $   1.95
                               =========  ========  ========  ========

Table 3 - Reconciliation of
 net income to EBITDA and
 Adjusted EBITDA
-----------------------------

Net income                    $   2,530  $  6,234  $ 36,015  $ 22,402

  Depreciation and
   amortization                   2,771     1,127     6,107     3,287

  Interest expense                4,614     3,414    10,453     7,520

  Income tax expense                  -        95       888     1,065
                               ---------  --------  --------  --------

    EBITDA                        9,915    10,870    53,463    34,274

    Gain on sale of
     investment                       -         -   (14,118)        -
                               ---------  --------  --------  --------

    Adjusted EBITDA           $   9,915  $ 10,870  $ 39,345  $ 34,274
                               =========  ========  ========  ========


Table 4 - Reconciliation of
 cash flow from operating
 activities to EBITDA and
 Adjusted EBITDA
-----------------------------

Cash flow from operating
 activities                   $(120,936) $(64,121) $(19,639) $(51,882)

Net change in operating
 assets and liabilities         126,237    71,482    61,761    77,571

Interest expense                  4,614     3,414    10,453     7,520

Income tax expense                    -        95       888     1,065
                               ---------  --------  --------  --------

     EBITDA                       9,915    10,870    53,463    34,274

     Gain on sale of
      investment                      -         -   (14,118)        -
                               ---------  --------  --------  --------

     Adjusted EBITDA          $   9,915  $ 10,870  $ 39,345  $ 34,274
                               =========  ========  ========  ========

Table 5 - Reconciliation of
 net income to distributable
 cash flow
-----------------------------

Net income                    $   2,530  $  6,234  $ 36,015  $ 22,402

Depreciation and amortization     2,771     1,127     6,107     3,287

Gain on sale of investment            -         -   (14,118)        -

Maintenance capital
 expenditures                      (756)     (692)   (2,623)   (1,207)
                               ---------  --------  --------  --------

     Distributable cash flow  $   4,545  $  6,669  $ 25,381  $ 24,482
                               =========  ========  ========  ========


Table 6 - Reconciliation of
 cash flow from operating
 activities to distributable
 cash flow
-----------------------------

Cash flow from operating
 activities                   $(120,936) $(64,121) $(19,639) $(51,882)

Net change in operating
 assets and liabilities         126,237    71,482    61,761    77,571

Gain on sale of investment            -         -   (14,118)        -

Maintenance capital
 expenditures                      (756)     (692)   (2,623)   (1,207)
                               ---------  --------  --------  --------

     Distributable cash flow  $   4,545  $  6,669  $ 25,381  $ 24,482
                               =========  ========  ========  ========

    CONTACT: Global Partners LP
             Thomas J. Hollister, 781-894-8800
             Chief Operating Officer and
             Chief Financial Officer
             or
             Edward J. Faneuil, 781-894-8800
             Executive Vice President,
             General Counsel and Secretary